                                                                                                                                                        Exhibit 10

                                                             RETIREMENT AGREEMENT

Ms. Beverly L.P. Smiley

Vice President - Controller Badger Meter, Inc.

Re: Retirement Agreement

Dear Beverly:

I am pleased to confirm in this letter (the “Agreement”) the terms and conditions related to your planned retirement from Badger Meter, Inc. (“Badger Meter” or the “Company”). This Agreement shall become effective upon being signed by you and the Company. The benefits and support described herein are not being provided in connection with any existing formal or informal benefit plans or benefit arrangements. Rather, the benefits and support described herein are being provided as the result of your specialized role, involvement, and support for recent executive transition activities, including the planned and ongoing transitions of the Chief Executive Officer, Chief Financial Officer, and VP – Controller roles. The expectation is you will continue to support these ongoing transition activities from signing of this Agreement until your eventual retirement from the Company as described below.

1.	Retirement Date

You agree to continue to serve as Vice President - Controller of the Company until approximately February 28, 2019. From March 1, 2019 until your retirement on or about March 31, 2019 (“Retirement Date”), you will serve as Vice President – Accounting & External Reporting.

2.	Benefit Plans

Your existing unvested stock options and restricted stock shall vest as of January 1, 2019, with no further restrictions. The original exercise period will remain in place for all outstanding stock options. In addition, the Company shall pay out any accrued value for your outstanding but unvested cash-based performance units under the Company’s long-term incentive plan (“LTIP”) as of December 31, 2018. For the avoidance of doubt, the accrued value for outstanding but unvested cash-based performance units under the LTIP will include partial period payouts for the 2017 – 2019 (participating for 8 of 12 quarters) and the 2018 – 2020 (participating for 4 of 12 quarters) performance periods, in each case based on performance through December 31, 2018. Payout of partial prorated amounts will occur no later than February 28, 2019 along with payout of the full amount for the 2016 – 2018 performance period, subject to actual performance. You will not receive an equity grant or a grant of cash-based performance units under the LTIP for 2019.

3.	Earned Vacation

Upon your retirement on the Retirement Date, you will be paid all earned and unused vacation at your equivalent per hour salary rate.

4.	Company Car

You will continue to have use of your current Company car until your Retirement Date, at which time you will return it to the Company by April 30, 2019.

5.	Non-Competition

In exchange for the rights and benefits described in this Agreement, you agree not to accept, during your employment with the Company and for one year after your Retirement Date, a position as an employee, consultant or director with another company, organization or entity that engages in substantial competition with the Company or its subsidiaries unless the Compensation Committee has otherwise consented to your service in such position. It is

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understood and agreed that money damages may not be a sufficient remedy for any breach of this Agreement by you and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach of this Agreement by you, but shall be in addition to all other remedies at law or equity to the Company.

6.	Death

For the avoidance of doubt (without limitation to any rights you have under any other plan, agreement or arrangement with Badger Meter), upon your death (if you have otherwise complied with the terms of this Agreement prior to your death), the Beverly L. and Steven J. Smiley Trust shall be entitled to the benefits described in this Agreement, if any (and you will be deemed to have satisfied all requirements under this Agreement with respect to such benefits).

7.	Resignations

You agree to resign as an officer or director of any subsidiaries of the Company effective as of your Retirement Date and represent and warrant that you will, on or before the Retirement Date, provide any resignations from such other positions as the Company deems necessary. You further represent and warrant that you will, on or before such date, unless otherwise provided for herein, deliver to the Company all Company property, including electronic devices such as laptops, tablets and phones, the original and all copies of all documents, records, and property of any nature whatsoever which are your possession or control and which are the property of the Company or which relate to confidential information of the Company, or to the business activities, facilities, or customers of the Company, including any records (electronic or otherwise), documents or property created by you. The Company hereby revokes, effective as of the Retirement Date, any and all powers of attorney the Company may have granted to you during your employment with the Company.

8.	Modification and Waiver

This Agreement may be amended or modified only by an agreement in writing. The failure by you or the Company to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right that you or the Company has under this Agreement. By signing this Agreement, you agree that your retirement on the Retirement Date shall not be considered a “Covered Termination” as defined in the Key Executive Employment and Severance Agreement between you and the Company.

9.	Dispute Resolution and Governing Law

This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to the conflict of law principles thereof. Any dispute arising out of this Agreement shall, at your election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, at your election, if you are not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which you reside; provided, that, if you are not then residing in the United States, your election with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at December 31, 2018) which is closest to your residence. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

10.	Section 409A

You and the Company intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) shall comply with Section 409A, and this Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. If any in-kind benefit or expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the in-kind benefit or expense reimbursement during one taxable year shall not affect the amount of the in-kind benefits or expense reimbursement during any other taxable year, (b) the expense

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reimbursement shall be made on or before the last day of your taxable year following the year in which the expense was incurred and (c) the right to in-kind benefits or expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

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Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention.

Badger Meter, Inc.

/s/ Richard A. Meeusen
Richard A. Meeusen, Chairman and Chief Executive Officer

Read and Accepted:
/s/ Beverly L.P. Smiley                                                                                                                  Date:  December 28, 2018